Exhibit 99.1

McDermott Appoints Mary Shafer-Malicki to Board of Directors

HOUSTON--(BUSINESS WIRE)--February 17, 2011--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") announced today that Mary Shafer-Malicki has been appointed to McDermott's Board of Directors, effective February 17, 2011. Ms. Shafer-Malicki will also serve the Company on its Finance and Compensation committees.

Ms. Shafer-Malicki retired from BP p.l.c. in 2009 following over 25 years of service with it and its predecessor company, Amoco. During her distinguished career, Ms. Shafer-Malicki held positions of increasing responsibility, culminating in senior executive leadership positions including Senior Vice President and Chief Executive Officer of BP Angola and Director General of BP Vietnam. Her experience is diverse and global, with past responsibility for operations, strategy, commercial, safety and supply chain management, as part of her assignments in North America, Netherlands, United Kingdom, West Africa and Vietnam.

Mary Shafer-Malicki graduated from Oklahoma State University with a Bachelor of Science degree in chemical engineering and also possesses a solid financial background. In addition to working with a number of non-profit organizations, she also serves on the Board of Directors of Ausenco Limited (ASX: AAX), an Australian company engaged in engineering design, project management, process controls and operations solutions to a variety of industries.

"We are pleased to welcome Mary to McDermott's Board of Directors," said Stephen M. Johnson, President & Chief Executive Officer of McDermott. "She is a true global executive with exceptional operational experience, and she will help bring the “customer’s perspective” to our deliberations. I look forward to working with Mary and to her many contributions to our Board."

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in more than 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include more than 16,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, 281-870-5165
Director
rbellamy@mcdermott.com
or
Trade and General Media:
Louise Denly, 281-870-5025
Director, Corporate Communications
ldenly@mcdermott.com